As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-276797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

APA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-1430562
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas	77056-4400
(Address of Principal Executive Offices)	(Zip Code)

Callon Petroleum Company 2020 Omnibus Incentive Plan

(Full title of the plan)

P. Anthony Lannie

Executive Vice President and General Counsel

APA CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Name and address of agent for service)

(713) 296-6000

(Telephone number, including area code, of agent for service)

Copies to:

Rajesh Sharma Corporate Secretary APA Corporation One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 (713) 296-6000	Daniel A. Neff Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

APA Corporation (“we”, “APA,” the “registrant” or the “Company”) hereby amends its original registration statement on Form S-4 (File No. 333-276797) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 1, 2024, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on February 13, 2024 (the “Form S-4”), which the Commission declared effective at 5:00 p.m. Eastern Time on February 15, 2024, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated January 3, 2024 (the “Merger Agreement”), among the Company, Callon Petroleum Company (“Callon”), and Astro Comet Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, effective as of April 1, 2024, Merger Sub merged with Callon, with Callon surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

At the effective time of the Merger, each outstanding share of Callon common stock, par value $0.01 (“Callon Common Stock”), was automatically converted in the Merger into the right to receive, without interest, 1.0425 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.625 per share (“Company Common Stock”), with cash in lieu of fractional shares.

At the effective time of the Merger, each outstanding award issued pursuant to the Callon Petroleum Company 2020 Omnibus Incentive Plan , as amended or supplemented from time to time (the “Assumed Equity Plan”), was treated as follows: (i) each restricted stock unit (each, a “Callon RSU”) that was vested (but not yet settled) or that vested by its terms solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Callon RSU”) was cancelled and converted into the right to receive (without interest) a number of shares of the Company Common Stock equal to the product of (1) the number of shares of Callon Common Stock subject to such Vested Callon RSU immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio; (ii) each Callon RSU that was not a Vested Callon RSU (each, an “Unvested Callon RSU”) was assumed by the Company and converted into a number of restricted stock units with respect to shares of Company Common Stock (such restricted stock unit, a “Converted RSU”) equal to the product of the number of shares of Callon Common Stock subject to such Unvested Callon RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) each market stock unit (each, a “Callon MSU”) was assumed by the Company and converted into a number of Converted RSUs equal to the product of (1) the number of shares of Callon Common Stock subject to the Callon MSU immediately prior to the Effective Time reflecting achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria provided in the applicable award agreement, and (B) the target performance level, multiplied by (2) the Exchange Ratio.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 1,035,350 shares of Company Common Stock issuable pursuant to the Assumed Equity Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed with the SEC on February 22, 2024);

2.	The Company’s Current Reports on Form 8-K (filed with the SEC on January 4, 2024, January 10, 2024, January 12, 2024, January 30, 2024, March 15, 2024, March 27, 2024 and April 1, 2024); and

3.

The description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.2 to the Company’s Current Report on Form 8-K (filed with the SEC on March 1, 2021), and any amendment or any report subsequently filed for the purpose of updating such descriptions.

In addition, all reports, definitive proxy statements and documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, the Company’s directors shall not be personally liable for monetary damages. The Company’s amended and restated bylaws provide that the Company shall indemnify its officers, directors, employees, and agents.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed, or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person. The Company maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article VII of the Company’s amended and restated bylaws provides, in substance, that directors, officers, employees, and agents of the Company shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. Additionally, Article Seventeenth of the Company’s amended and restated certificate of incorporation eliminates in specified circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of Section145 of the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The exhibits included as part of these Amendments are as follows:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 1, 2021, SEC File No.001-40144).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 25, 2023, SEC File No. 001-40144)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 8, 2023, SEC File No. 001-40144)

Exhibit Number	Description

4.4	Callon Petroleum Company 2020 Omnibus Incentive Plan (incorporated by reference to Annex B of Callon’s Definitive Proxy Statement on Schedule 14A dated April 28, 2020, SEC File No. 001-14039)

4.5	First Amendment to Callon Petroleum Company 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of Callon’s Current Report on Form 8-K filed on April 16, 2021, SEC File No. 001-14039)

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the Common Stock.

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ryder Scott Company, L.P., Petroleum Consultants.

24.1*	Power of Attorney

*	Indicates exhibits filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section13 or Section15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 1, 2024.

APA CORPORATION

By:	/s/ John J. Christmann IV
Name: John J. Christmann IV
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed below on April 1, 2024, by the following persons in the capacities indicated.

Signature	Title

/s/ John J. Christmann IV John J. Christmann IV	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen J. Riney Stephen J. Riney	President and Chief Financial Officer (Principal Financial Officer)

/s/ Rebecca A. Hoyt Rebecca A. Hoyt	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ H. Lamar McKay H. Lamar McKay	Independent, Non-Executive Chairman of the Board and Director

/s/ Annell R. Bay Annell R. Bay	Director

/s/ Juliet S. Ellis Juliet S. Ellis	Director

/s/ Charles W. Hooper Charles W. Hooper	Director

/s/ Chansoo Joung Chansoo Joung	Director

/s/ Amy H. Nelson Amy H. Nelson	Director

/s/ Daniel W. Rabun Daniel W. Rabun	Director

/s/ Peter A. Ragauss Peter A. Ragauss	Director

/s/ David L. Stover David L. Stover	Director

/s/ Matthew R. Bob Matthew R. Bob	Director

/s/ Anya Weaving Anya Weaving	Director